EXHIBIT 99.2
INSITUFORM TECHNOLOGIES, INC.
April 27, 2007 Conference Call

Operator:	Good day and welcome everyone to this Insituform first quarter 2007 earnings conference call. This call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website, Insituform.com.

During this conference call, we’ll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated, due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now, I’ll turn the conference over to Insituform’s President and CEO, Tom Rooney.

Tom Rooney:	Good morning and welcome to Insituform’s first quarter 2007 conference call. Yesterday, we reported a net loss of $15.3 million or 56 cents per share for the first quarter of 2007.

As announced four weeks ago, we have taken significant one-time write-offs associated with exiting the tunneling business. In addition to the tunneling write-offs, the company posted very weak revenues and margins in its U.S. sewer rehabilitation sector, stemming from the protracted slowdown currently being experienced in the U.S. market. We plan to file our 10-Q early next week, which will provide you with a great deal of additional detail.

Speaking now on tunneling, I’m pleased to report that we have received a great deal of interest from third parties interested in buying some or all of the assets of our tunneling division. We are working through these expressions of interest and are hopeful that we will be able to exit the tunneling industry in an orderly fashion, possibly even before the year is over.

Turning to sales and backlog - as expected, rehab backlog, as a whole, contracted by 13 percent year over year. But it’s very important to point out that the Canadian backlog grew by 31 percent year over year, while European backlog grew by 37 percent year over year. Of course, all of this was overshadowed by the 23 percent year over year contraction in our U.S. sewer rehab backlog.

One factor that gives me reason to be optimistic is that our non-GAAP, apparent low bid number for the U.S. did expand by $40 million year over year with slightly higher gross margins quarter over quarter. If this unprecedented increase in the apparent low bid category had actually flowed through to backlog in a timely fashion, the U.S. sewer rehab backlog number would actually have shown up as flat year over year.

At this point in the year, we are forecasting that the U.S. market will only grow at a three percent rate, which albeit small is better than the one percent contraction experienced in 2006. Depending on the timing of actual work releases during the year, Insituform may or may not be able to grow revenues as fast or faster than the three percent market growth rate projected for 2007 in the U.S. market.

Turning to gross margins - it’s clearly apparent that in growing markets - such as experienced by Insituform Blue™ and UPS as well as in the Canadian and European sewer rehab markets - we are seeing strong and expanding margin, while in no-growth markets - such as the U.S. sewer rehab market - we are experiencing very real margin pressure. As an example, in the Canadian sewer market, we are seeing gross margins approaching 30 percent, while U.S. sewer gross margins have fallen below 20 percent.

Turning now to Tite Liner® - as expected, the UPS division again posted strong profits for the first quarter, with operating income jumping more than 40 percent year over year. We are currently detecting strong future demand for Tite Liner® in the form of inquiries from our clients related to work planned to start later this year and into 2008.

Now speaking regarding our CFO position - we continue to interview candidates for our open CFO position, with two strong candidates under current consideration. Filling this critical position is one of my highest priorities.

Speaking for a moment about capital structure - the company has previously announced that it is considering a complete overhaul of its capital structure, including taking on significantly more debt followed by a stock buyback and/or dividend. We plan to continue to pursue these objectives with the possibility of implementation before the end of 2007.

New growth markets - we continue to be very bullish on three high-growth, high-profit markets: namely, potable water through our Insituform Blue™ division, new international markets and Tite Liner®. In the coming months, we plan to deploy additional resources into these three growth markets as we continue to see long-range opportunities for Insituform.

In conclusion, I’m confident that the company’s internal operations are strong and getting stronger through the continued implementation of our ongoing initiatives. Without a doubt, the slowdown in the U.S. sewer rehab market was unexpected and disappointing and yet it’s exciting to see the tremendous market growth that is going on all around the world, including eastern European and Asian markets where we have previously seen little if any market at all.

And now, we’ll open up the call to your questions.

Operator:
Thank you. To ask a question today, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. And if you are using a speakerphone, please be sure that your mute function is disengaged to allow your signal to reach our equipment. Once again, that is star one.

And we’ll go first to Jeff Beach at Stifel Nicolaus.

Tom Rooney:	Morning, Jeff.

Jeff Beach:
Great, Tom. Question about the status of this tunneling. Since it’s being written down and it’s up for sale, is it going to continue as - to be reported as a continuing operation until it is officially sold?

Tom Rooney:
Yes. Three to four years ago, GAAP would have allowed us, upon the announcement of our exiting, to classify the entire division as discontinued operations and treat it as such in all of our financial reporting. That is not the case today. GAAP requires us to detail it as a continuing operation, from a financial standpoint, until we are significantly out of that. We’re kind of working on what does that definition mean right now. But until such time as we meet that GAAP standard, we have to report it as a continuing operation.

But trust me, from a functional standpoint, we’re managing it, you know, in the previous context of a discontinued operation.

Jeff Beach:
And my follow-up - if you’re going to shrink this - I think I asked at last conference call - if you’re going to shrink tunneling, can it be profitable or is it likely going to produce those - I think this is a modest operating loss. Is that likely ahead here and can you contain operating losses ahead as you shrink the operation?

Tom Rooney:
Yes. Actually, Jeff, by virtue of having taken write-offs to the extent of leases and goodwill and what not, I think the non-operating depreciation expenses and so on have actually now all been taken. So, to be honest with you, to some degree I’m not sure why it matters at this stage. But to answer your question specifically, yes, it’s going to be in the range of creating operating income.

The fact is it’s fair to likely that this will meet the standard of a discontinued business before 2007 is over, in which case, GAAP accounting would require us to go back and restate these quarters that we’re in right now in the context of being discontinued operations. So I would tell you, therefore, it’s fair to likely that by the time that 2007 is over, again, there’s a fair chance that this will all be recorded as a discontinued operation. We just can’t declare it to be such today.

Jeff Beach:	Alright. Thanks very much.

Tom Rooney:	OK, Jeff. Thanks.

Operator:	Next question comes from Richard Paget at Morgan Joseph.

Tom Rooney:.	Morning.

Richard Paget:
Good morning. You said that you kind of changed your outlook on market growth, I think, up to three percent now. What has kind of changed? I mean is it these low bid numbers coming in and the market seems to be picking up a little bit?

Tom Rooney:
No, it's about the same as we were saying a month or so ago, the - I want to - I believe that a month or so ago what I had discussed was that our point in time analysis was that our - the total forward-looking bidding opportunity was somewhere in the range of two to three percent. We continue to see that. I think March 27th or 29th, when we had our last call, you know, I was saying something to the effect that it could be as little as negative two percent or as much as positive three. And I’m confirming. I think now, as we really look at the data, we have some reason to believe that the market itself, with or without Insituform, is going to grow on the order of three percent. But that’s - you know there’s a band of uncertainty around any projection like that.

Richard Paget:
OK. I mean given that, at these volumes, I mean, you know, you guys couldn’t turn a profit this quarter, you know, with pricing and all the other pressures. I mean is there going to be a shakeout of some of the smaller players in this business?

Tom Rooney:
You know, I don’t know. It remains to be seen. A lot of the smaller players have - well, starting with us, we’re a very highly leveraged operation; operationally levered, which is to say, in a growth environment we become something of a cash machine and profit machine. In a non-growth environment, given our fixed overheads and fixed costs, we struggle to make a profit. That’s not apt to be the case on the very, very small players because a very, very small player can move in and out of the market and, as such, they have essentially no fixed costs. So, I don’t know how to answer that question. I - well, that is my answer for the question. But I don’t know whether that will necessarily relate to a weeding out of smaller players.

Richard Paget:
OK. I mean just looking at the run rate - 103 million in rehab revenues and it resulted in operating loss at about six million. I mean what’s the kind of break even that we can, you know, flip this operating leverage to get it back up? I mean if you go back a couple of years, you guys are doing less than 100 million and getting a lot better margins. I mean have you guys changed your structure or has pricing eroded? What’s kind of different?

Tom Rooney:
Well, the pricing - what happens in a growing market, there isn’t pressure on margins. In a - and in fact, we saw, over the last three to four years, that we were able to recover a lot of market share without seeing any erosion in gross margins. So we actually gained market share, held gross margins the same and delivered much better operating margins. And we were - we were tracking beautifully in that fashion. The moment that growth subsided - in fact, last year, negative one percent; this year, essentially zero, one, two, three percent - in that environment, there is a feeding frenzy amongst firms for the work and that depresses gross margin.

So in addition to the fact that this company thrives on large revenue throughput, the more problematic issue is if it’s not a growing market you’re going to have compressed margins. You know, I - again, I point out to you the stark differences between the margin expansion we see in Canada, along with tremendous market growth. So when it is - it seems to be an absolute case, then when a market is growing we get a double benefit. We get margin expansion and, at the same time, revenue expansion. When a market is flat, as it is today, both are compressed.

Richard Paget:	Alright. Do you think going forward you might break out this international piece since the dynamics are so different and then you won’t have the tunneling sub-segment eventually?

Tom Rooney:
Yes, I think we can try to get our arms around it in that fashion. We’re certainly looking at it now. You know, we use exactly the same management team, a management philosophy, pricing philosophy, tubes and materials, logistics, supply chain, in North American continents - both in Canada and the United States. And one market, as I say, is growing dramatically. Our backlog grew 31 percent in Canada while it contracted 20 percent in the U.S. And you know, that’s hard to explain why two markets move in different directions. But when they do, our performance is highly magnified. So I think it - I think there’s probably some good information content in breaking those out.

I’m a little bit leery of doing it on a country-by-country basis because when you get to that level, you can get some noise in the numbers and, you know, we frankly don’t want to telegraph too much in terms of competitive information. But there are sweeping differences in large markets and currently the big difference with the U.S. market is housing starts are down - were down - in 2006 for the first time in five years, interest rates and so on and so forth. And housing starts absolutely drive the revenue stream that comes into our client. Whereas in Canada there was no downturn. There was actually an increase in housing starts.

Richard Paget:	OK. And just to be clear, with the tunneling, you know, you took a sizable write-down in this quarter. How much do you anticipate is left, if any? In terms of, you know, charges, impairment?

Tom Rooney:	Roughly $4 -5 million. We laid that out in the March 29th…

Richard Paget:	Right.

Tom Rooney:
. . . and we see - we feel better about the exiting of tunneling today than we did before we made the announcement for two - for two, three reasons. One - we’ve been successful in transitioning the Milwaukee project, to the number two bidder. That’s likely to be ratified by the city of Milwaukee in a vote on Monday night. So that’s - that makes us feel good. The second is that our tunneling staff has been exceedingly professional about the transition and we’ve not had a lot of disruptive activity. The third thing is we had a tremendous, unexpected amount of interest come for the assets and, potentially, the entire business. And that just makes us feel confident that we will have an orderly exit and likely not even as much income - not as much balance sheet impact.

Richard Paget:	OK. And the bulk of that 4-5 million will be in the second quarter?

Tom Rooney:	It relates out over quarters. You know, if we can’t - as an example, we can’t take severance pay until people cease to be with us and so on.

Richard Paget:	Right.

Tom Rooney:	So it kind of staggers itself out.

Richard Paget:	OK. I’ll get back in queue. Thanks.

Tom Rooney:	Thanks, Richard.

Operator:	We’ll go next to Mark Sigal at Canaccord Adams.

Mark Sigal:	Hi, good morning.

Tom Rooney:	Morning.

Mark Sigal:
Question. I believe in the press release it said that you guys were increasing your sales force presence in the U.S. rehab market. Just wondering what feedback you’ve heard, you know, from people on the, you know, your actual new people on the street here. Are they - is there a further pushback? Have you been able to drum up some demand like you guys have said in the past that you have been trying to do?

Tom Rooney:
Yes, we actually didn’t hire people in the first quarter. Those - that was the year over year impact of hiring that happened over the previous two or three or four quarters. But that said, your question is about feedback and the answer is yes, we do see a marginal benefit from having those feet on the ground. But this isn’t - this is trying to turn sentiments that are fairly well entrenched. Many of our clients, by the way, have fiscal years that turn over next quarter. And so, we’re hoping that we’ll have a benefit in terms of trying to get additional funds into their - into our municipalities next fiscal year.

But the fact of the matter is a lot of the feedback that we get is that this is not the right time to ask for a rate increase from homeowners. And that kind of supports the notion that we’re weathering a consumer confidence issue.

Mark Sigal:	OK. And then wondering, any further plans for crew reductions. I believe that you guys had gone down, I think, from 75 to 69 as of - as of the last update. So …

Tom Rooney:	Right. Yes.

Mark Sigal:	I mean …

Tom Rooney:
The answer to your question is yes. What’s critically important to us is to keep extremely high crew productivity going. And so, we’re going to balance crew productivity against backlog. We have some exceptional crews. We’re actually even taking a look at converting certain sewer crews into drinking water crews for Insituform Blue™. That, of course, requires that we build up the drinking water backlog and do training and so on. But we’re actually - what we’re really looking at, as much as anything right now, Mark, is transitioning some of our investment in U.S. sewer into U.S. and global drinking water initiatives - be they salespeople or management talent or crews or so on.

So, we know that the long-range future of the company is somewhat predicated on becoming a powerful player in the drinking water business and we intend to amplify our investment there. We also know that we have to weather a storm - the storm being a slowdown in the U.S. sewer market, which may last a year or two. And so, we’re making sure that our assets are deployed where the greatest gain can be had, both in terms of the short-range and the five to ten-year horizon.

Mark Sigal:	OK. And that sort of leads me into my last question. Is there any update you can give us on the INSU Blue product?

Tom Rooney:
The product’s terrific. We have just this week finished a project in Michigan. Got tremendous client feedback, incredible video of what the old pipes looked like, saw great success with our iTAP technology. So, all of this is coming together for us, both in terms of technology, feedback, client reaction and so on that tells us now is the time for us to start pouring it on in terms of global investment in Insituform Blue™.

Mark Sigal:	OK. And are you able to give us a sense of how many crews you have dedicated to INSU Blue?

Tom Rooney:
We - to this point, we’ve used converted crews as opposed to dedicated crews. But now we’re moving into the mode of dedicated crews. So we’ve leveraged off the hundred-plus crews we’ve had around the world to do this technology. But now we’re starting to set up completely autonomous Insituform Blue™ crews.

Mark Sigal:	OK, great. Thanks very much.

Tom Rooney:	Thank you.

Operator:	We’ll go next to Arnold Ursaner at CJS Securities.

Tom Rooney:	Morning, Arnie.

Arnold Ursaner:	Hi, Tom. How are you?

Tom Rooney:	Good.

Arnold Ursaner:
As a specific follow-up on Insituform Blue™, to try to avoid people like ourselves getting way ahead of you, could you give us your actual revenues in Insituform Blue™ in ’06; your expected revenues in ’07 and ’08; and given those levels of revenue and your anticipated build of expenses, your view of the turn in profitability or reaching profitability in over - over the next two-year period?

Tom Rooney:
Yes, I’ll answer the first part - the last part first and that is we’re not seeking fast profitability in Insituform Blue™. We’re looking to create a fast global presence; if you will, the first mover advantage. And so our operating expenses are liable to outstrip our income for the next year or two as we build revenue.

Arnold Ursaner:	OK.

Tom Rooney:
Past revenues and so on have been in the single-digit millions and not entirely sure where they’ll be this year. It all depends on how quickly we can actually operationally expand ourselves. The demand is there.

Arnold Ursaner:	Can you give us some sense of rates of growth this year and next …

Tom Rooney:
Well, first of all, you start with a very small denominator of two, three, four, five million. And you know, we could possibly see 100 percent growth. But even 100 percent compounded growth doesn’t get you very far. We expect to see the real growth start to kick in, in the three to seven year range.

Arnold Ursaner:
As I said, I think the only reason I’m making the point is that if we start to assume this will move the needle for the overall company at this stage, there’s not that much evidence that that will, in fact …

Tom Rooney:
No, it would not do that. It would not move the needle. We are not of the belief that we can make up for lost revenue and lost income stemming from the slowdown in the U.S. market by merely pushing it into Insituform Blue™. What we are of the belief is measured in a five to ten-year increment, the most critical element for Insituform is going to be Insituform Blue™. So, precisely to your point, there will be no positive - likely no positive benefit from Insituform Blue™ in the next 36 months and probably some operation expense drag.

Arnold Ursaner:	You consider partnering up with someone to take better advantage of your brand name and perhaps someone else’s infrastructure?

Tom Rooney:	You talking about globally or …

Arnold Ursaner:	Yes.

Tom Rooney:
Yes. Well, we do that everyday. We - overseas we have various partnerships - everything from royalty arrangements to licensing arrangements to joint ventures, depending on the country and the location where we’re in. Some - in some countries we’ll sell just the products, another place we’ll install it.

Arnold Ursaner:
Final question in my mind, if you would, is on the desired capital structure you have for the company - the desired leverage ratio, whether the sale or disposal of tunneling is critical to the implementation of this plan, and whether this affects the timing or candidate for CFO.

Tom Rooney:	So you’re asking about both capital structure and CFO?

Arnold Ursaner:
Well, your desired capital structure, meaning, you’ve indicated you do believe you’re quite under levered. What do you believe is the appropriate or desired capital structure? Is the exit of tunneling a critical component in executing this plan? And would it also impact - would the CFO have to be in place in your mind prior to implementation of the plan?

Tom Rooney:
Oh, OK. It would be - it would be great to have the CFO in place, but it - but we’re not waiting on that to move forward. About all we need from tunneling is to have a clear sense of what the impacts of tunneling are and I think - I think we have a fairly good sense right now. So I would tell you that a new capital structure is neither waiting on a CFO nor on much more information coming in from the exiting of tunneling. We have a pretty good sense of our exit ramifications in tunneling.

As I say, I think they’re better than what we expected. We have great finance talent on our team right now with David Martin as our controller and Andrew Hay as our treasurer. We’re getting great advice from investment bankers and - and so I don’t see the timing being held up at all. And really, the issue in terms of how much debt will turn on a multiple of EBITDA, as we see today and going forward.

And so, we are hashing that out. We are - we are taking into account what we expect from the U.S. market in the next year or two. But the debt structure is really more likely to be aimed at what we think the earnings potential of the company is out over a 10-year period. And we very clearly see the slowdown in the U.S. market as a short-term phenomenon; again, anywhere from a few quarters to potentially two years. And that just isn’t going to change the long-range potential of the company. So it will not have a huge impact on our debt-carrying capacity and if I had to guess sitting here today, we’ll seek a debt level that is on the order of three times EBITDA.

Arnold Ursaner:	Thank you very much.

Tom Rooney:	Thank you, Arnie.

Operator:	Next, Debra Coy with Janney Montgomery Scott.

Tom Rooney:	Morning.

Debra Coy:
Yes, good morning, Tom. Just to follow-up on Arnie’s question. So if the tunneling exit and CFO search are not holding up the capital structure change, what is? Because you said it might be in place by the end of the year, which is eight months away.

Tom Rooney:
Right. Well, there are a lot of steps to be taken. And we clearly want to make sure that we have analyzed our five-year numbers and understand them. But I don’t think there’s anything standing in the way. We have the debt structure we have now. We’ve had it for - we’ve been over-capitalized for many years.

Debra Coy:	Mm-hmm.

Tom Rooney:
We’re not going to rush to a large level of debt as though there is a deadline to do it. We are moving along. We’re not sitting around - we’re not sitting around. And so, the activity’s going on. The actions are taking place. We’re going to make good decisions. We’re going to put them in place. Just had a board meeting this week - talked actively about it. The process is moving forward, I guess is what I can say.

Debra Coy:
OK, that’s helpful. And looking at EBITDA for the year, given the non-cash charges and so on, could we still look at EBITDA this year being higher than last year or are you now looking at it being lower?  Earnings . . .

Tom Rooney:	It is - it is going to be lower.

Debra Coy:
OK and then, coming back to looking at the - at the rehab business. You said earlier that you’re seeing, obviously, significantly higher margins in your European and international - or Canadian, rather - and European operations that you’re seeing gross margin in rehab declining to the 20 percent range. So what caused us to come in at 15 percent for the quarter? Is it some - is it a few bad contracts or why do we have a gross margin of 15 percent for 1Q?

Tom Rooney:	There’s a tremendous - well, first of all, we had great weather in the fourth quarter and lousy weather in the first quarter, but …

Debra Coy:	I know that. But it’s all the - it’s the prior eight quarters we’ve been above - you know …

Tom Rooney:	Right, right.

Debra Coy:	well above 20 percent.

Tom Rooney:
Yes, yes, yes. No, I - what I was going to say is but in aggregate, the weather has been fairly normal if you look across the fourth quarter, first quarter nonetheless. And so, the work that we could engage in, in that kind of weather environment, is typically the smaller, more commodity diameters. And the - and we get - everybody gets much less margin, in smaller diameter work. You don’t undertake five-foot diameter sewer pipes in a snow storm but you could small diameter stuff. That’s one factor. And I’m not - I’m not in any way, shape or form worried about the weather we just experienced. It’s normal. But it is - it does impact it.

Secondly, the diameter shift in sewer pipes that we’ve - that we saw in 2006 was very skewed - very much skewed, in general, to smaller diameter, more so than we’ve seen in years. I think that the reflection of municipalities in 2006 with limited funding, deciding to get more miles done with the same number of dollars and therefore coming out with a heavily skewed small-diameter portfolio. So that causes our margins to come down.

As an example, we can see margins as low as 11 percent on very small diameter work and margins as high as 45 percent on very large diameter work. So there’s a huge skewing effect on the diameters that we use.

But overall and in general, Debra, what I would tell you is there’s margin pressure right now. And with a no-growth environment right now in the U.S. market, you know, it’s pretty flat. And that’s - we’re going to see margins in the 15 to 20 percent range for another quarter or two. I can tell you this. The margins in our apparent low bid amount did move up by one percentage point this past quarter. And that’s encouraging. That suggests that, you know, there is some firming up in what has been happening.

Debra Coy:	And the apparent low bid number that you gave us - that was as of the end of March? Is that correct?

Tom Rooney:	Right.

Debra Coy:	OK.

Tom Rooney:
And we’re seeing - that’s a fascinating one. I actually have a chart in front of me. But the apparent low bid dollar figures for the United States have been - has been flat in terms of total amount for years. Since Q1 of ’06, we’ve seen it almost double. In fact, it has doubled, up to an absolute unprecedented level. And that’s a further suggestion that our clients are trying to stretch out their dollar spend over a much longer period. In other words, they’re putting it to smaller diameter sewer pipes. They’re taking twice as long to go from bidding to allowing us to execute. And frankly, they’re just not spending as many dollars. And all three indicators are really supporting the same notion that, for interesting reasons, people are slowing down.

I do want to throw in one other thing, by the way, that I’m starting to try to get my arms around. And I’ve been asked any number of times what’s the best leading indicator of the spending cycle for our industry. And I think it’s entirely possible that housing starts may be a good, long-range indicator of our industry. If you look at housing starts in the U.S., housing starts have been growing annually for years. The first year that there was a significant contraction in housing starts was 2006; in fact, on the order of 16 - pardon me - 15 percent contraction in housing starts in 2006; again, projected to be down 17 percent.

The reason that this is a very interesting leading indicator is our clients get growth dollars - and I don’t mean your standard dollars but their growth dollars - from two things: one would be a rate increase and the other would be from new hookups to sewer systems, which would be predicated on housing starts. So, we’re going to start - we’re going to start looking at housing starts by market. By the way, Canadian housing starts are up; European housing starts are up. So there appears to be some linkage. We’re not sure what the perfect correlation is. But there seems to be a strong correlation between housing starts in markets and the amount of money that can be spent.

Debra Coy:	OK. That’s helpful. It’s still - I still don’t understand why we’ve seen the precipitous drop-off in margins from the 20s to the - to the mid-teens. But I guess we will see going forward.

On the - on the operating margin level, obviously you’re still seeing higher costs, even in a declining revenue environment in rehab. It sounds like most of that’s coming from the new investment in Blue and in, international. Can you sort of quantify that again? Coming back to the earlier question about this is a relatively small amount of revenue. How much are we spending on these initiatives currently?

Tom Rooney:	OK.

Debra Coy:	On a quarterly or annual basis.

Tom Rooney:	OK. Well, we saw a $2.2 million op ex increase in the quarter year over year.

Debra Coy:	Right.

Tom Rooney:
There is one line item in there that I should say and that is - we had an unfavorable federal - or no, a state ruling from OSHA pertaining to a 2002 accident in Des Moines, Iowa. And so, in the quarter we took a - more than a $500,000 increase in a reserve in order to pay the fines that relate back to 2002. So there was a one-time fine included - or reserve for a fine included - in that. Roughly $600,000 in the quarter was associated with the increase in sales force.

Debra Coy:	Yes.

Tom Rooney:	And the other $1 million or so is spread somewhat evenly between international growth, Insituform Blue™ growth and so on and so forth.

Debra Coy:	So, call it four to five a year is kind of where we are?

Tom Rooney:	Yes.

Debra Coy:	So then, why would that business not be profitable if we’re going to go from - if we’re going to - if we’re going to be in the $5 -10 million revenue range?

Tom Rooney:	Which business, are you talking about Blue?

Debra Coy:	Yes. Yes.

Tom Rooney:
We’re over - you might say we’re going to over-invest in Blue in order to drive revenues up to a meaningful level in a fashion that - quick fashion. In other words, the op ex we would spend on the Insituform Blue™ market would relate more - this year - would relate more to revenues that we would expect in 2009, 2010 and 2011.

Debra Coy:	OK. But the overall spending on those initiatives is not more than $4 -5 million for the year?

Tom Rooney:
That’s what it is as of this quarter. We intend to - as we announced a month ago, we intend to implement some acceleration programs in the international market, in the Insituform Blue™ market and for the Tite Liner® business.

Debra Coy:
OK, got it. And then, my final question is on the Blue strategy; that I think that for a company to break into a new market does take a long time and certainly you’ve indicated that this is a, you know, three to seven-year process. Is there - is there any thought about, say, selling the iTAP technology as opposed to doing all of the servicing yourself to really leverage your technology differentiation there?

Tom Rooney:	Yes. Absolutely. We would not sell it. I don’t think you’re suggesting this and we would not contemplate selling it lock, stock and barrel, but …

Debra Coy:	No, I’m not. I’m talking about basically licensing it to contractors.

Tom Rooney:
Yes. We are very much considering that. We’re also considering all variations and permutations of that. But in markets where we’re deeply penetrated, such as the U.S., we will likely mirror our implementation mode in sewer to what - how we would implement the drinking water side. But you know, conversely, in Korea we’re liable to sell materials and licensing. And every country is going to be a permutation or combination of all of those in between.

Debra Coy:	OK. Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	Again, that’s star one for your questions and we’ll go next to Francesca McCann with Stanford.

Tom Rooney:	Good morning.

Francesca McCann:	Good morning. Most of my questions I think have been answered. I’d ask one question. With apparent low bid, kind of the breakdown on what you’re seeing there for large and small diameter.

Tom Rooney:
You know, actually I don’t have that breakdown, Francesca, but I would tell you that it is ever so slightly rebounding back toward the medium diameters. It’s not - I’m not sure that the - I’m not sure that it could have been as skewed as bad as it was in 2006. But it - the percentage of medium and large is ever so slightly better today than it was six months ago but it’s probably not statistically significant.

Francesca McCann:	OK. And that’s where we get the one percent that you had mentioned earlier.

Tom Rooney:	Yes.

Francesca McCann:	OK and then what about for backlog and breakdown?

Tom Rooney:	In backlog in terms of - in terms of pipe diameter?

Francesca McCann:	Yes.

Tom Rooney:	Really no difference. That’s what we’re reflecting on right now, that it’s been heavily skewed for small diameter.

Francesca McCann:
OK. So the same with that. I guess another follow-up question on the Milwaukee contract. You said next Monday night the decision should be made on that and turning it over to another party. Any other, you know, kind of potential - I don’t know, potential obstacles with that?

Tom Rooney:
No. No. In fact, we’ve had a number of meetings with the client and with the third-party contractor. And we have come to agreement on all the terms and conditions. All that needs to take place Monday night is ratification by a formal vote, of the - of the city.

Francesca McCann:	OK.

Tom Rooney:	And that - and that’s simply waiting on the timing of the - of the board meeting that takes place Monday night. So we’re not concerned about that.

Francesca McCann:
OK. And then, just one follow-up to Debra’s question on, you know, these kind of investments in sales, investments for the drinking water and international. It sounds like moving forward, not just for the next few quarters but even over the next couple of years, the expenses we’re seeing there will be maintained at this higher level.

Tom Rooney:
Higher and, in the particular case of Insituform Blue™, even higher than we’re doing now. Because in the last six months we have proven to ourselves that the technology works as well or better than we expected. And as such, it’s time now for us to invest very heavily in the growth. So our growth towards - our expenditures towards growth are likely to greatly outstrip our returns until we come to a balance point in, say, three years.

Francesca McCann:	Yes. OK and then just one last question. Any update on any of the outstanding lawsuits that you’ve, you know, talked about in the last few calls?

Tom Rooney:
Yes. We have unofficially reached settlement in Insituform’s favor in one of our small, modest cases or middle-of -the-road cases. And we are in intense negotiations on one of our very largest. And we see - we see one of our trivial ones also in negotiations. So, we’ve made - we’ve made nice progress on that front.

Francesca McCann:	OK. I think that’s all for me right now. Thanks.

Tom Rooney:	Thanks, Francesca.

Operator:	Next, Steven Gambuzza at Longbow Capital.

Steven Gambuzza:
Good morning. I was wondering if you could provide some context around some of the backlog comments you made earlier. You mentioned some growth rates for kind of the overall - shrinkage rates for overall backlog coupled with the growth rates you’re experiencing in Canada and Europe. Can you give us kind of the base numbers for what the Canadian and European and North American backlogs are?

Tom Rooney:	We don’t break those out but I can tell you that the Canadian business unit runs on the order of about - what’s the dollar figure on that? Twenty-five million?

Steven Gambuzza:	Right.

Tom Rooney:	And that’s revenue. And the European market is on the order of about $80 million.

Steven Gambuzza:	These are kind of the annual run rate revenues?

Tom Rooney:	Those - yes, those are the - I think what you’re trying to get to is the scale, correct?

Steven Gambuzza:	Yes.

Tom Rooney:	Yes. Well, that’s the scale. Compared to, say, 400 million for the U.S. market.

Steven Gambuzza:	OK.

Tom Rooney:
That’s why when the U.S. market catches the flu it brings the whole business down. And I - and I point out the Canadian and U.S. growth in terms of backlog and growth in terms of gross margins because those are our business units that are operating in markets that have chosen to grow, versus the U.S. market which has chosen to remain flat for what I think are macroeconomic issues. We fully expect to see the U.S. market return, when macro issues abate, to that - to somewhat similar levels of growth. And as such, we will see a rebound of operating margin.

Steven Gambuzza:
OK. And I guess I just wanted to understand the comment you made around housing starts being a possible leading indicator for the end mark demand for your products. I guess when I first interpreted it, it was a little confused because my understanding is you’re mainly selling products and services that are not geared towards new construction …

Tom Rooney:	Right.

Steven Gambuzza:	. . . and pipe rehabilitation.

Tom Rooney:	Right.

Steven Gambuzza:	But this just kind of speaks to the extent that the municipalities are getting increased revenue …

Tom Rooney:	Yes.

Steven Gambuzza:	. . . that just gives them more ability to pay for your products and services?

Tom Rooney:
Yes, exactly. A new home is not a candidate for our product or even a new street for about 50 years. And so, that - there’s no connection there. But every new home is a brand new revenue stream for one of our clients because they pay a user fee.

And by the way, there are only about 1.5 million new homes built every year in the United States - actually down to about 1.2 million now. So, even if you add that up, you don’t actually get to the revenue stream that we need. But there seems to be strong linkage between these new sources of funding for our clients and their willingness to spend and/or to raise rates. It’s new, fresh money for them but it’s probably also a pretty strong driver in terms of whether they’re - whether they are and whether the economy is willing to spend on what’s perceived to be a very discretionary spending which is for our work.

Steven Gambuzza:
And is - if you’re a municipality, is the - a lot of your clients are in this pool, governments - is - should we think of the revenues as being very compartmentalized? So, for example, in an environment where housing starts are strong and these sewage departments are getting increased fees, that will then go into their budget. Contrast that against an environment where, say, housing starts are weak but the economy overall is still strong and tax revenues are strong and, you know, the fiscal health - fiscal government - fiscal situation is decent - you know, might there be kind of fungibility in the government revenues or is it very compartmentalized?

Tom Rooney:
That’s a - that’s a fabulous question. I’m glad you brought it up. I get asked this all the time, how is it that our clients are being squeezed at a time when state coffers are flowing over and city coffers and so on and so forth? The answer is simply put, is they’re not fungible dollars. The revenue stream that come into our sanitary districts are almost exclusively their own dollars based on the user fees. There are things called state revolving funds and there is a little bit of federal funding, both of which have been slashed on the order of 30 percent - both the federal and the state revolving funds in the past year or two. But that said, they were de minimis amounts anyway. They were single - they were six, eight, ten percent of the funding stream for our clients with that anyway.

But it really gets to the heart of the word, you know, are the dollars fungible? And the answer is, they are not. The state of California could be knee-deep in cash as a state but our sanitary district - the hundreds or possibly thousands of sanitary districts in California - can be starved for dollars. There is no pipeline between state coffers and municipal sanitary districts except for these very, very minor state revolving funds. And they’re almost not worth talking about. So there is no connection. It would almost be like taking a look at an electrical utility provider in, say, the state of New York and saying that, you know, Con Ed has no money while the state of New York is flush with cash.

Steven Gambuzza:	Yes.

Tom Rooney:	Well, there is no conduit there and there is no conduit, for the most part, with what we do.

Steven Gambuzza:	Thank you very much for your time.

Tom Rooney:	Thank you.

Operator:	And again, star one and we’ll take a follow-up from Richard Paget.

Richard Paget:	Just want to get back to margins on Tite Liner®. Operating margins were extremely high. How sustainable is that?

Tom Rooney:
Well, predicated on growth and - it is sustainable if growth continues. We’ve seen in the past, by the way, that sometimes our work in South America comes at what is perceived to be lower margins. And the reason for that is that our clients down there tend to ask or demand that we also do the steel jacketing on the outside, which is very much a commodity. So in point of fact, we’re getting the same margins for our plastics work but we kind of water it down with revenues from the add-on steel work. But as to the operating margins, we see them strong and not going away. We currently are detecting strong demand coming toward the end of this year and well into 2008. We’ve talked about that.

Richard Paget:	Right.

Tom Rooney:
We see that as very, very promising. And as long as - as long as we don’t get a tectonic shift in oil prices or some other, you know, major mineral, we think that the next two to three to four years are apt to be very strong, both in terms of revenue and operating margins. It is just like the rest of our businesses. When there is growth we tend to mint money. And we see that as having happened in the UPS business for the last two or three years and likely to continue.

Richard Paget:
So that pause that we saw last quarter, I mean it’s - I know you’ve been talking about these ’08 projects but it sounds like things might be picking up elsewhere or some of these ’08 customers are getting in earlier?

Tom Rooney:
The ’08 - the - by the way, they’re, in large measure, the same customers. But we are - we are now receiving calls from around the world - from Asia, Africa, South America, you name it. There seems to be a big push on now for rehabilitationable pipes, as opposed to the big push that we saw, in the last few years, for new crude oil pipelines predicated on oil prices. So, we see it building and we see it strongly building. A lot of times, we will talk to a client about the engineering and technical needs of their work for 6, 8, 10, 12, 15 months in advance. And it is that - it is those conversations that are intensifying right now that give us a great leading indicator of what we should expect in late ’07 and well into ’08.

Richard Paget:	OK, thanks.

Tom Rooney:	Thank you.

Operator:	We’ll go next to Will Nasgovitz at Heartland Advisors.

Will Nasgovitz:	Good morning.

Tom Rooney:	Good morning.

Will Nasgovitz:	Just, you gave us some indication on maybe the size of the debt you might be taking on, potentially, this year. Could you give us any clarification on what type of structure you’re more in favor of?

Tom Rooney:
You know, we - that’s probably the issue that is giving us more pause for discussion. You know, we’ve heard everything from convertible debt to straight debt to bank debt with the stock price down as low as it is now, I would say I’m not sure convertible debt is even a likely consideration at all. Bank debt might come with too many covenants. So, we’re looking at all options right now.

Will Nasgovitz:	OK. Well, as a shareholder, I encourage you to not pursue a convertible offering and I wish you the best of luck for the remainder of the year. Thank you.

Tom Rooney:	Thank you. I would tell you, I’m a shareholder too and that’s why I don’t really favor convertible debt for the same reason I’m sure you don’t. So …

Operator:	And we’ll take our follow-up from Mark Sigal with Canaccord Adams.

Mark Sigal:	Hi. Just a clarification here. On the low bid business, did you say it was up 40 million on a year over year basis?

Tom Rooney:	The apparent low bid?

Mark Sigal:	Yes.

Tom Rooney:
It’s up - in just the United States sewer rehab market the amount of dollars sitting in apparent low bid - which means that we bid on the project, there was likely a public opening of that, we know and the client know that we were the low bidder but the client hasn’t executed a contract with us. And by the way, we rarely get rejected. I mean there’s not - that’s not the issue. There’s just a timing. But yes, in that context, the total dollar figure hung up in apparent low bid has increased by 40 million year over year. And that’s almost a 100 percent increase.

Mark Sigal:	OK, thank you.

Tom Rooney:	Thank you.

Operator:	And with that, we have no further questions at this time so I’d like to turn the conference back over for any additional or closing remarks.

Tom Rooney:
Great. Thank you, everybody, for being involved in the call today. I’m confident that the company is very strong right now in terms of its internal operations. We’re obviously shifting resources now out of the U.S. sewer market where we believe that conditions are slow. On a temporary basis, we firmly believe that indications are such that the U.S. sewer rehab market will be back again to more normalized spending growth rates of eight to ten percent.

In the meantime, we’re very - it’s very clear that the company is very highly leveraged from an operations standpoint. We see international markets such as Canada, Europe and Asia and the United Pipeline division where, when growth occurs, we take advantage of that growth through tremendous profit gains. When growth doesn’t occur, as we’re currently seeing in the U.S. market, we have to stay the course, tighten costs and so on. We’re doing all those things. And right now, despite the fact that our core U.S. market is not producing the financial results that we would like, we are going to invest in the growth markets around the world for drinking water and sewer rehabilitation and Tite Liner® projects. Because we think the investment in Insituform is a long-range investment, we intend to continue that path. We’re very - actually very excited about the future of the company. Prospects are very strong for us.

We do appreciate everybody’s involvement today. Thank you.

Operator:	That does conclude today’s conference, ladies and gentlemen. Again, thank you for your participation today and you may disconnect your lines at this time. Thank you and have a good day.

END